                         SUMMARY OF REINVESTMENT PLAN

     The Company has adopted the Reinvestment Plan pursuant to which stockholders may elect to have the full amount of their cash distributions from the Company reinvested in additional Shares of the Company. The following discussion summarizes the principal terms of the Reinvestment Plan. The Reinvestment Plan and the Prospectus to be used in connection with certain sales of the Company's stock are attached hereto as Exhibit C.

GENERAL

     Shareholders who have received a copy of this Prospectus and participate in this Offering can elect to participate in and purchase Shares through the Reinvestment Plan at any time and will not need to receive a separate prospectus relating solely to the Reinvestment Plan. A person who becomes a stockholder otherwise than by participating in this Offering may purchase Shares through the Reinvestment Plan only after receipt of a separate prospectus relating solely to the Reinvestment Plan.

     The price per Share purchased pursuant to the Reinvestment Plan shall be the Offering price, which is $10.00 per Share, until all of the Shares in this Offering that are reserved for the Reinvestment Plan have been sold thereunder. After such time, Shares for the Reinvestment Plan may be acquired by the Company either through purchases on the open market and/or additional registrations relating to the Reinvestment Plan, in either case at a per Share price equal to the then-prevailing market price on the securities exchange or over-the-counter market on which the Shares are listed at the date of purchase. The Company is unable to predict the effect which such a Listing would have on the price of the Shares acquired through the Reinvestment Plan.

INVESTMENT OF DISTRIBUTIONS

     Distributions will be used to purchase Shares on behalf of the Participants from the Company. All such distributions shall be invested in Shares within 30 days after such payment date. Any distributions not so invested will be returned to Participants.

     At this time, Participants will not have the option to make voluntary contributions to the Reinvestment Plan to purchase Shares in excess of the amount of Shares that can be purchased with their distributions. The Board of Directors reserves the right, however, to amend the Reinvestment Plan in the future to permit voluntary contributions to the Reinvestment Plan by Participants, to the extent consistent with the Company's objective of qualifying as a REIT.

PARTICIPANT ACCOUNTS, FEE, AND ALLOCATION OF SHARES

     For each Participant, the Company will maintain a record which shall reflect for each fiscal quarter the distributions received by the Company on behalf of such Participant. Any interest earned on such Distributions will be paid to the Company to defray certain costs relating to the Reinvestment Plan.

     The Company will use the aggregate amount of distributions to all Participants for each fiscal quarter to purchase Shares for the Participants.
If the aggregate amount of distributions to Participants exceeds the amount required to purchase all Shares then available for purchase, the Company will purchase all available Shares and will return all remaining distributions to the Participants within 30 days after the date such distributions are made. The purchased Shares will be allocated among the Participants based on the portion of the aggregate distributions received on behalf of each Participant, as reflected in the records maintained by the Company. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

     Shares acquired pursuant to the Reinvestment Plan will entitle the Participant to the same rights and to be treated in the same manner as those purchased by the Participants in the Offering. Accordingly, the Company will pay the following commissions and fees in connection with Shares sold under the Reinvestment Plan (until all such Shares are sold): the Selling Commissions of 7% (subject to reduction under the circumstances provided under "The Offering-- Plan of Distribution"), the Marketing and Due Diligence Fee of 2.5%, and the Acquisition and Advisory Fees of 3% of the purchase price of the Shares sold pursuant to the Reinvestment Plan. In connection with investments by Ohio investors, the Company will pay only Acquisition and Advisory Fees of 3% of the purchase price of the Shares sold pursuant to the Reinvestment Plan. Thereafter, Acquisition and Advisory Fees will be paid by the Company only in the event that proceeds of the sale of Shares are used to acquire properties. As a result, aggregate fees payable to Affiliates of the Company will total between 9% and 12.5% of the proceeds of reinvested distributions, up to 7% of which may be reallowed to Soliciting Dealers.

     The allocation of Shares among Participants may result in the ownership of fractional Shares, computed to four decimal places.

REPORTS TO PARTICIPANTS

     Within 60 days after the end of each fiscal quarter, the Company will mail to each Participant a statement of account describing, as to such Participant, the distributions reinvested during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge paid by the Company on behalf of each Participant (see "-- Participant Accounts, Fees and Allocation of Shares" above), and the total number of Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. See "--General" above.

     Tax information with respect to income earned on Shares under the Reinvestment Plan for the calendar year will be sent to each participant by the Company.

ELECTION TO PARTICIPATE OR TERMINATE PARTICIPATION

     Stockholders of the Company who purchase Shares in this Offering may become Participants in the Reinvestment Plan by making a written election to participate on their Subscription Agreements at the time they subscribe for Shares. Any other stockholder who receives a copy of this Prospectus or a separate prospectus relating solely to the Reinvestment Plan and who has not previously elected to participate in the Reinvestment Plan may so elect at any time by completing the enrollment form attached to such prospectus or by other appropriate written notice to the Plan Administrator or Company of such stockholder's desire to participate in the Reinvestment Plan. Participation in the Reinvestment Plan will commence with the next distribution made after receipt of the Participant's notice, provided it is received at least ten days prior to the record date for such distribution. Subject to the preceding sentence, the election to participate in the Reinvestment Plan will apply to all distributions attributable to the fiscal quarter in which the stockholder made such written election to participate in the Reinvestment Plan and to all fiscal quarters thereafter, whether made (i) upon subscription or subsequently for stockholders who participate in this offering, or (ii) upon receipt of a separate prospectus relating solely to the Reinvestment Plan for stockholders who do not participate in this offering. Participants will be able to terminate their participation in the Reinvestment Plan at any time without penalty by delivering written notice to the Plan Administrator or Company no less than ten days prior to the next record date. The Company may also terminate the Reinvestment Plan for any reason at any time, upon 10 days' prior written notice to all Participants.

     A Participant who chooses to terminate participation in the Reinvestment Plan must terminate his or her entire participation in the Reinvestment Plan and will not be allowed to terminate in part. If the Reinvestment Plan is terminated, the Company will update its stock records to account for all whole shares purchased by the participant(s) in the Plan, and if any fractional shares exist, the Company may either (a) send you a check in payment for any fractional shares in your account based in the then-current market price for the shares, or
(b) credit your stock ownership account with any such fractional shares. There are no fees associated with a Participant's terminating his interest in the Reinvestment Plan or the Company's termination of the plan. A Participant in the Reinvestment Plan who terminates his interest in the Reinvestment Plan will be allowed to participate in the Reinvestment Plan again by notifying the Company and completing any required forms.

     The Board of Directors reserves the right to prohibit Qualified Plans from participating in the Reinvestment Plan if such participation would cause the underlying assets of the Company to constitute "plan assets" of Qualified Plans. See "Federal Income Tax Considerations --Taxation of Tax-Exempt Shareholders."

FEDERAL INCOME TAX CONSIDERATIONS

     Stockholders subject to federal income taxation who elect to participate in the Reinvestment Plan will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions held pursuant to the Reinvestment Plan. Specifically, stockholders will be treated as if they have received the distribution from the Company and then applied such Distribution to purchase Shares in the Reinvestment Plan. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless the Company has designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the distribution will be taxed as long-term capital gain.

AMENDMENTS AND TERMINATION

     The Company reserves the right to amend any aspect of the Reinvestment Plan without the consent of stockholders, provided that notice of the amendment is sent to Participants at least 30 days prior to the effective date thereof. The Company also reserves the right to terminate the Reinvestment Plan for any reason at any time by ten days' prior written notice of termination to all Participants. The Company may terminate a Participant's participation in the Plan immediately if in the Company's judgment such Participant's participation jeopardizes in any way the Company's status as a real estate investment trust.


                           SHARE REPURCHASE PROGRAM

     The Share Repurchase Program ("SRP") may, subject to certain restrictions, provide eligible stockholders with limited, interim liquidity by enabling them to sell Shares back to the Company at a price during the period of this Offering equal to $8.40 per Share. After the Offering, the price per Share pursuant to the SRP will be set from time to time by the Board of Directors in its sole discretion. In such cases, the Board of Directors will consider the Company's net asset value, recent comparable offerings and other factors which the Board of Directors, in its sole discretion, deems relevant. Repurchase prices are expected to be available on the Company's Internet/World Wide Web site (www.wellsref.com), and will be given by telephone upon request.

     Repurchases under the SRP, when done, will be made quarterly by the Company in its sole discretion on a first-come, first-served basis, and will be limited in the following ways: (i) not more than $500,000 worth of the outstanding Shares will be repurchased in any given year; and (ii) the funds available for repurchase will be limited to available proceeds received by the Company from the sale of Shares under the Reinvestment Plan. The determination of available funds from sales under the Reinvestment Plan and the decision to repurchase Shares will be at the sole discretion of the Board. In making this determination, the Board will consider the need to use proceeds from the Share sales under the Reinvestment Plan for investment in additional properties, or for maintenance or repair of existing properties. Such property-related uses will have priority over the need to allocate funds to the SRP. To be eligible to offer Shares for purchase to the SRP, the stockholder must have beneficially held the Shares for at least one year.

     The Company cannot guarantee that funds will be available for repurchase. If no funds are available for the SRP at the time when repurchase is requested, the stockholder could: (i) withdraw his request for repurchase; or (ii) ask that the Company honor the request at such time, if any, when funds are available. Such pending requests will be honored on a first-come, first-served basis.
There is no requirement that stockholders sell their Shares to the Company. The SRP is only intended to provide interim liquidity for stockholders until a secondary market develops for the Shares. No such market presently exists and no assurance can be given that one will develop. The SRP will exist during the Offering period and will be terminated following the close of the Offering period upon the Listing.

     Shares purchased by the Company under the SRP will be canceled, and will have the status of authorized but unissued Shares. Shares acquired by the Company through the SRP will not be reissued unless they are first registered with the Commission under the Act and under appropriate state securities laws or otherwise issued in compliance with such laws.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     As of the date of this Prospectus, the Company had not yet commenced active operations. Subscription proceeds may be released to the Company as accepted and applied to investment in properties and the payment or reimbursement of Selling Commissions and other Organization and Offering Expenses. See "Estimated Use of Proceeds." The Company will experience a relative increase in liquidity as additional subscriptions for Shares are received, and a relative decrease in liquidity as net Offering proceeds are expended in connection with the acquisition, development and operation of properties.

     As of the initial date of this Prospectus, the Company has not entered into any arrangements creating a reasonable probability that any specific property will be acquired by the Company. The number of Company properties to be acquired by the Company will depend upon the number of Shares sold and the resulting amount of the net proceeds available for investment in properties available to the Company. See "Risk Factors."

     The Company is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, which may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the operation of the Company's properties.

     Until required for the acquisition, development or operation of properties, net Offering proceeds will be kept in short-term, liquid investments. Because the vast majority of leases for the properties acquired by the Company will provide for tenant reimbursement of operating expenses, it is not anticipated that a permanent reserve for maintenance and repairs of Company properties will be established. However, to the extent that the Company has insufficient funds for such purposes, the Advisor may contribute to the Company an aggregate amount of up to 1% of Gross Offering Proceeds for maintenance and repairs of the Company's properties. The Advisor also may, but is not required to, establish reserves from Gross Offering Proceeds, out of cash flow generated by operating properties or out of Nonliquidating Net Sale Proceeds.


                         DESCRIPTION OF CAPITAL STOCK

     The following summary of certain provisions of the Company's Articles of Incorporation and Bylaws and Maryland law is subject to and qualified in its entirety by reference to such documents, copies of which are Exhibits to the Registration Statement of which this Prospectus is a part.

     Under its Articles of Incorporation, the Company has authority to issue a total of 90,000,000 shares of capital stock, of which 40,000,000 shares are designated as common stock, $.01 par value per share (the "Common Stock"), 5,000,000 shares of which are designated are preferred stock, $.01 par value per share (the "Preferred Stock"), and 45,000,000 shares are designated as Shares-in-Trust (as described in "-- Articles of Incorporation and Bylaw Provisions."

COMMON STOCK

     The holders of Shares are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares exclusively possess all voting power. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Shares are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All Shares issued in the Offering will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

PREFERRED STOCK

     The Articles of Incorporation authorize the Board of Directors to designate and issue from time to time one or more classes or series of Preferred Stock without stockholder approval. The Board of Directors may determine the relative rights, preferences and privileges of each class or series of Preferred Stock so issued, which may be more beneficial than those of the Common Stock. However, the voting rights for each share of Preferred Stock shall not exceed voting rights of the Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors has no present plans to issue any Preferred Stock, but may nevertheless do so in the future.

SOLICITING DEALER WARRANTS

     The Company has agreed to issue and sell, and the Dealer Manager has agreed to purchase for the price of $.0008 per warrant, warrants (the "Soliciting Dealer Warrants") to purchase one Share per Soliciting Dealer Warrant for each Share sold by the Dealer Manager (and/or the Soliciting Dealers), up to a maximum of 600,000 Soliciting Dealer Warrants. The Soliciting Dealer Warrants will be issued on a quarterly basis commencing 60 days after the date on which the Shares are first sold pursuant to this Offering. The Dealer Manager may retain or reallow all Soliciting Dealer Warrants to the Soliciting Dealers (except Soliciting Dealers in Minnesota), unless such issuance of the Soliciting Dealer Warrants is prohibited by either federal or state securities laws. The Shares issuable upon exercise of the Soliciting Dealer Warrants are being registered as part of this Offering.

     Each Soliciting Dealer will receive from the Dealer Manager one Soliciting Dealer Warrant for each 25 Shares sold by such Soliciting Dealer during this Offering. All Shares sold by the Company other than through the Reinvestment Plan will be included in the computation of the number of Shares sold to determine the number of Soliciting Dealer Warrants to be issued. The holder of a Soliciting Dealer Warrant will be entitled to purchase one Share from the Company at a price of $12 (120% of the public offering price per Share) during the time period beginning one year from the effective date of this Offering and ending five years after the effective date of this Offering (the "Exercise Period"). A Soliciting Dealer Warrant may not be exercised unless the Shares to be issued upon the exercise of the Soliciting Dealer Warrant have been registered or are exempt from registration in the state of residence of the holder of the Soliciting Dealer Warrant or if a prospectus required under the laws of such state cannot be delivered to the buyer on behalf of the Company. Notwithstanding the foregoing, no Soliciting Dealer Warrants will be exercisable until one year from the effective date of the Offering. In addition, holders of Soliciting Dealer Warrants may not exercise the Soliciting Dealer Warrants to the extent such exercise would jeopardize the Company's status as a REIT under the Code.

     The terms of the Soliciting Dealer Warrants, including the exercise price and the number and type of securities issuable upon exercise of a Soliciting Dealer Warrant and the number of such warrants may be adjusted in the event of stock dividends, stock splits, or a merger, consolidation, reclassification, reorganization, recapitalization, or sale of assets. Soliciting Dealer Warrants are not transferable or assignable except by the Dealer Manager, the Soliciting Dealers, their successors in interest, or to individuals who are officers of such a person. Exercise of these Soliciting Dealer Warrants will be under the terms and conditions detailed in this Prospectus and in the Warrant Purchase Agreement, which is an exhibit to the Registration Statement.

     Holders of Soliciting Dealer Warrants do not have the rights of stockholders, may not vote on Company matters and are not entitled to receive distributions until such time as such warrants are exercised.

ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

  Restrictions on Ownership and Transfer

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the Company's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by

     100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations -- Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of "rents from real property" and income from certain other real property investments. No rent that the Company receives from a tenant in which it owns 10% or more of the ownership interests will qualify as "rents from real property." See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests."

     Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Articles of Incorporation, subject to certain exceptions described below, provide that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limitation") of the number of outstanding shares of Common Stock or more than 9.8% of the number of outstanding shares of any class of Preferred Stock.

     Any transfer of Shares that would (i) result in any person owning, directly or indirectly, Shares in excess of the Ownership Limitation, (ii) result in Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be null and void, and the intended transferee will acquire no rights in such Shares.

     Subject to certain exceptions described below, any purported transfer of Shares that would (i) result in any person owning, directly or indirectly, Shares in excess of the Ownership Limitation, (ii) result in the Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and will be transferred automatically to a trust (a "Trust"), effective on the day before the purported transfer of such Shares. The record holder of the Shares that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of Shares to the Company for registration in the name of the trustee of the Trust (the "Trustee"). The Trustee will be designated by the Company, but will not be affiliated with the Company. The beneficiary of a Trust (the "Beneficiary") will be one or more charitable organizations named by the Company.

     Shares-in-Trust will remain issued and outstanding Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Shares-in-Trust. The Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in another transfer to another Trust.

     The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. Within 20 days of receiving notice from the Company that shares of the Company's common stock have been transferred to the Trust, the Company shall, at its sole option, either (i) repurchase such Shares-in-Trust from the Prohibited Owner, or (ii) cause the Trustee to sell the Shares-in-Trust on behalf of the Prohibited Owner to a third party (the "Option"). The Prohibited Owner shall receive from the Trustee the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary. Such purchase price amount shall be sent to the Prohibited Owner within five business days from the close of such sale transaction.

     In connection with the Option described above, the Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee. The Company will have the right to accept such offer for a period of 20 days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

     "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Shares are listed or admitted to trading or, if the Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Shares selected by the Board of Directors, or, if no such market maker exists, as determined in good faith by the Board of Directors. "Trading Day" shall mean a day on which the principal national securities exchange on which the Shares are listed or admitted to trading is open for the transaction of business or, if the Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     Any person who (a) acquires Shares in violation of the foregoing restrictions or who owned Shares that were transferred to a Trust is required to give immediately written notice to the Company of such event, and (b) transfers or receives (or attempts to transfer or receive) Shares subject to such limitations is required to give the Company at least 15 days written notice prior to such transaction, and in both cases such persons shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding Shares must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating (i) the name and address of such direct or indirect owner, (ii) the number of Shares owned directly or indirectly, and (iii) a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

     The Ownership Limitation generally will not apply to the acquisition of Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation under certain circumstances. The foregoing restrictions will continue to apply until
(i) the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT and
(ii) there is an affirmative vote of a majority of the number of Shares entitled to vote on such matter at a regular or special meeting of the shareholders of the Company.

     All certificates representing Shares will bear a legend referring to the restrictions described above.

     The Ownership Limitation could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Shares might receive a premium from their Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

  Number of Directors; Removal; Filling Vacancies

     The Articles of Incorporation and Bylaws provide that the number of directors will consist of not less than 3 nor more than 15 persons, subject to increase or decrease by the affirmative vote of 80% of the members of the entire

     Board of Directors. At all times a majority of the directors shall be Independent Directors, except that upon the death, removal or resignation of an Independent Director, such requirement shall not be applicable for 90 days.
Upon completion of the Offering, there will be five directors, three of whom shall be Independent Directors. The shareholders shall be entitled to vote on the election or removal of directors, with each share entitled to one vote. The Articles of Incorporation provide that, subject to any rights of holders of any class of preferred stock, and unless the Board of Directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, provided that Independent Directors shall nominate and approve directors to fill vacancies created by Independent Directors. Accordingly, the Board of Directors could temporarily prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees. Any directors so elected shall hold office until the next annual meeting of shareholders.

     A director may be removed with or without cause by the vote of the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of directors at a special meeting of the shareholders called for the purpose of removing such director.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The MGCL permits a Maryland corporation to include in its Articles of Incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

     Subject to the conditions set forth below, the Articles of Incorporation provides that the Company shall indemnify and hold harmless a Director, Advisor or Affiliate against any or all losses or liabilities reasonably incurred by such Director, Advisor or Affiliate in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity.

     Under the Company's Articles of Incorporation, the Company shall not indemnify its Directors, Advisor or any Affiliate for any liability or loss suffered by the Directors, Advisors or Affiliates, nor shall it provide that the Directors, Advisors or Affiliates be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met: (i) the Directors, Advisor or Affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company; (ii) the Directors, Advisor or Affiliates were acting on behalf of or performing services of the Company; (iii) such liability or loss was not the result of (A) negligence or misconduct by the Directors, excluding the Independent Directors, Advisors or Affiliates; or (B) gross negligence or willful misconduct by the Independent Directors; (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company's net assets and not from Shareholders. Notwithstanding the foregoing, the Directors, Advisors or Affiliates and any persons acting as a broker-dealer shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

     The Articles of Incorporation provides that the advancement of Company funds to the Directors, Advisors or Affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a Shareholder or the legal action is initiated by a Shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the Directors, Advisor or Affiliates undertake to repay the advanced funds to the Company together with the applicable legal rate of interest thereon, in cases in which such Directors, Advisor or Affiliates are found not to be entitled to indemnification.

     The MGCL requires a Maryland corporation (unless its Articles of Incorporation provide otherwise, which the Company's Articles of Incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Company's Articles of Incorporation or Bylaws, or under resolutions of stockholders or directors, contract or otherwise. It is the position of the Commission that indemnification of directors an officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     The Company intends to purchased and maintain insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

     Causes of action resulting from violations of federal or state securities law shall be governed by such law.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of such corporation's shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

CONTROL SHARE ACQUISITION STATUTE

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the Articles of Incorporation or bylaws of the corporation.

     The Articles of Incorporation and Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's capital stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENT TO THE ARTICLES OF INCORPORATION

     The Articles of Incorporation of the Company may be amended by the affirmative vote by holders of a majority of the shares then outstanding and entitled to vote thereon, without the concurrence of the Board of Directors, provided, however, (i) no amendment may be made which would change any rights with respect to any outstanding class of securities by reducing the amount payable thereon upon liquidation or by diminishing or eliminating any voting rights pertaining thereto; (ii) the provisions pertaining to amending the Articles of Incorporation and reorganizations shall not be amended, (iii) no term or provision of the Articles of Incorporation may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Company not to qualify as a REIT under the Code, (iv) certain provisions of the Articles of Incorporation, including provisions relating to the removal of directors, Independent Directors, preemptive rights of holders of stock and the indemnification and limitation of liability of officers and directors may not be amended or repealed and (v) provisions imposing cumulative voting in the election of directors may not be added to the Articles of Incorporation, unless, in each such case, such action is approved by the affirmative vote of the holders of not less than a majority of all the votes entitled to be cast thereon. The Board of Directors may amend the Articles of Incorporation (without the concurrence by the stockholders) only to enable the Company to qualify as a real estate investment trust under the Code.

DISSOLUTION OF THE COMPANY

     The dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. Under the Articles of Incorporation, the Company will automatically terminate and dissolve on January 30, 2008 (ten years after the initial date of this Prospectus), unless the Listing occurs, in which event the Company will automatically become a perpetual life entity.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

MEETING OF STOCKHOLDERS

     The Company's Bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by the Board of Directors. The Board of Directors (including the Independent Directors) will take reasonable steps to ensure that the annual stockholders meeting shall be set within a reasonable period (not less than 30 days) following delivery of the annual report. Special meetings of the stockholders may be called by (i) the President of the Company,
(ii) the Chief Executive Officer or (iii) the Board of Directors. As permitted by the MGCL, the Bylaws of the Company provide that special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting.

OPERATIONS

     The Articles of Incorporation require the Board of Directors generally to use its best efforts to cause the Company to qualify as a REIT. Although the Company has opted to not be governed by Maryland's business combination and control share acquisition statutes, if the Company's Articles of Incorporation and Bylaws are amended to include them, such provisions of the MGCL could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Shares or otherwise be in their best interests.

INSPECTION OF BOOKS AND RECORDS

     The Advisor will keep, or cause to be kept, on behalf of the Company, full and true books of account on an accrual basis of accounting, in accordance with generally accepted accounting principles. All of such books of account, together with all other records of the Company, including a copy of the Articles of Incorporation and any amendments thereto, will at all times be maintained at the principal office of the Company, and will be open to inspection, examination, and, for a reasonable charge, duplication upon reasonable notice and during normal business hours by a stockholder or his agent.

     As a part of its books and records, the Company will maintain at its principal office an alphabetical list of names of stockholders, along with their addresses and telephone numbers and the number of Shares held by each stockholder. Such list shall be updated at least quarterly and shall be available for inspection at the Company's home office by a stockholder or his or her designated agent upon such stockholder's request. Such list also shall be mailed to any stockholder requesting the list within 10 days of a request. The Company may require the stockholder requesting the stockholder list to represent that the list is not requested for a commercial purpose unrelated to the stockholder's interest in the Company and that he or she will not make any commercial distribution of such list or the information disclosed through such inspection. The Company may impose a reasonable charge for expenses incurred in reproducing such list. The list may not be sold or used for commercial purposes.

RESTRICTIONS ON "ROLL-UP" TRANSACTIONS

     In connection with a proposed "Roll-Up Transaction," which, in general terms, is any transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of the Company and the issuance of securities of an entity that would be created or would survive after the successful completion of the Roll-Up Transaction (a "Roll-Up Entity"), an appraisal of all of the Company's properties shall be obtained from an independent appraiser. In order to qualify as an independent appraiser for this purpose(s), the person or entity shall have no material current or prior business or personal relationship with the Advisor or Directors and shall be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company. The Company's properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the Company's properties as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of such Independent Expert shall clearly state that the engagement is for the benefit of the Company and the stockholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction shall offer to stockholders who vote against the proposal the choice of:

     (i) accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

     (ii) one of the following:

               a. remaining stockholders of the Company and preserving their interests therein on the same terms and conditions as existed previously; or

               b. receiving cash in an amount equal to the stockholder's pro rata share of the appraised value of the net assets of the Company.

     The Company is prohibited from participating in any proposed Roll-Up
Transaction:

     (i) which would result in the stockholders having democracy rights in the Roll-Up Entity that are less than those provided in the Company's Articles of Incorporation and described elsewhere in this Prospectus, including rights with respect to the election and removal of Directors, annual reports, annual and special meetings, amendment of the Articles of Incorporation, and dissolution of the Company;

     (ii) which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;

     (iii) in which investor's rights to access of records of the Roll-Up Entity will be less than those provided in the Company's Articles of Incorporation and described in "Inspection of Books and Records," above; or

     (iv) in which any of the costs of the Roll-Up Transaction would be borne by the Company if the Roll-Up Transaction is not approved by the stockholders.